Exhibit 99

Titan Tire Announces Completion of Denman Tire Asset Purchase

QUINCY, Ill. - June 4, 2010 - On Thursday, June 3, 2010, the United States Bankruptcy Court for the Northern District in Ohio approved the sale of certain assets of Denman Tire to Titan Tire Corporation, a subsidiary of Titan International, Inc.  The asset purchase was completed on Friday, June 4, 2010, for a total of $4.4 million U.S. Dollars.  The asset purchase included the Denman Tire name, tire specifications, patents, molds, various bladder tooling, customer lists and other items.  The purchase did not include any machinery, land or buildings.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489